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Exhibit 6(iv)
Micro-W Distributing License Agreement


                                LICENSE AGREEMENT

     AGREEMENT ("Agreement") made this 1st day of October, 1991, by and between QRS Music Rolls, Inc. of 1026 Niagara Street, Buffalo, New York 14213 ("Licensor") and Micro-W Distributing, Inc. of 614 Trenton Avenue, Point Pleasant, New Jersey 08742 ("Licensee").

     WHEREAS, Licensor is a manufacturer and distributor of music rolls for player pianos and maintains a library of master piano roll scores (hereinafter referred to as "Source Material"); and

     WHEREAS, Licensee is in the business of manufacturing and distributing software compatible with electronic music devices and desires to license current and future releases of Source Materials, whether presently existing or hereafter developed from Licensor for use in its business;

     NOW, THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

     1.   GRANT OF LICENSE.

     a. Licensor hereby grants to Licensee, and any affiliated or related companies or wholly owned subsidiaries the right, license and privilege to use current and future releases of Source Material for the purpose of developing, manufacturing and marketing data tapes, magnetic disks or other magnetic or optical means of memory storage (the "Product").

     b. Licensee's rights under this Agreement extend only to the duplication and reproduction of musical content and note information contained in the Source Material for translation onto Licensee's Product, and to the development, manufacture, marketing, distribution, sale and use of Licensee's Product anywhere in the world, and Licensee shall not in any way sell, transfer, modify, improve, repackage, or otherwise alter, duplicate, reproduce or use the actual Source Material.

     c. All right, title and interest of Licensor in and to the Source Material, including but not limited to the trade names, trademarks, musical and mechanical reproduction rights, copyrights, ownership and other property rights thereof and thereto, shall remain the sole property of Licensor, subject to the rights granted to Licensee herein.

     d. Included in the license granted to Licensee herein is the right to enforce any and all rights now or in the future possessed by Licensor which are reasonably required by Licensee during the term of this Agreement in order to use the Source Material as provided for herein. Licensor hereby agrees to cooperate fully with Licensee in such enforcement.

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     2.   NATURE OF GRANT.

     Subject to the terms and conditions of section 6 below, the grant from Licensor to Licensee shall be an exclusive grant of the rights provided for herein during the term of this Agreement. QRS reserves the right to use and sell the Source Material in magnetic or optical memory form. Only QRS and Micro-W will have the right to produce and sell Source Material in magnetic or optical memory form. QRRS will not make available its Source Material to other manufacturers for duplication or modification.

     3.   CROSS LICENSING.

     Micro-W grants QRS an exclusive license to use Patent #4953039 in conjunction with its development of a player mechanism for acoustical pianos. In exchange, QRS grants Micro-W the right to use QRRS Source Material to produce MIDI based music by optical or magnetic means. The duration of this cross licensing right is for the duration of the patent.

     4.   ROYALTY PAYMENTS.

     a. Licensee shall pay to Licensor as Royalty Payments an amount equal to seven percent (7%) of Gross Sales. "Gross Sales" shall mean the gross amounts actually received by Licensee from wholesale or retail sale or rental of the Product, from services rendered utilizing the Product or from any sale, transfer or assignment of rights in the Product; less transportation charges, normal and customary trade, quantity and cash discounts and allowances on credits to customers for returns or refunds.

     b.   The Royalty Payments shall be due and payable monthly within twenty
(20) days of the close of each month during this Agreement, at which time License shall deliver to Licensor a statement signed by its authorized officer, and certified by said officer as accurate, indicating the number, description, gross sales price, sales taxes and credits for returns and refunds for each item of the Product sold, rented or otherwise transferred for value during such month, and a computation of the Gross Sales and the amount of Royalty Payment payable in respect of gross Sales for such period.

     c. In addition, within seventy-five (75) days of the close of each calendar year, Licensee shall deliver to Licensor a statement prepared by an independent public accountant, and certified by such accountant as accurate, indicating the number, description, the gross sales price, sales taxes and credits for returns for each item of the Product sold, rented or otherwise transferred for value during such calendar year, and a computation of Gross Sales and the amount of Royalty Payment payable in respect of Gross Sales for such period.

     d. A late payment charge of 1.5% per month will be added to Royalty Payments due and not paid within the time frame set out at subsection b., Licensor's entitlement to the late charge shall not diminish its rights under
Section 5 herein.

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     5.   INSPECTION.

     a. Licensee agrees to keep accurate, complete and timely books of account and records covering all transactions relating to the Product and other financial aspects of the license hereby granted. Licensor, or its duly authorized representative, has the right, at its own expense and during normal business hours upon reasonable notice, to examine such books and records and to copy or make extracts therefrom.

     b. Receipt by Licensor of statements or Royalty Payments hereunder shall not preclude Licensor from questioning the accuracy thereof at any time within 18 months after the close of the calendar year in which such was received. In the event that inconsistencies or mistakes are discovered in such statements or payments, they shall be immediately rectified and the appropriate adjustments and payments made by the responsible party.

     6.   DEFAULT.

     a. If Licensee should fail to perform any of the obligations in this Agreement on its part to be performed, and such failure is not cured within sixty (60) days after written notice thereof is sent to Licensee, then, and in such event, the Licensor may elect to terminate this Agreement forthwith.

     b. In the event that Licensee files a petition in bankruptcy, or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Licensee and not discharged within thirty (30) days from such filing, or if Licensee becomes insolvent or makes an assignment for the benefit of its creditors or any arrangement pursuant to the bankruptcy law, or if Licensee discontinues its business, or sells its business, or if a receiver is appointed for it or its business, the Licensor may, at its sole option, by written notice to the Licensee, terminate this Agreement and the license and other rights hereunder forthwith.

     c. Notwithstanding any termination in accordance with the foregoing, both parties shall have, and hereby reserve all the rights and remedies which they have or which are granted to them by operating of law or equity for breaches of this Agreement on the part of the other party.

     7.   TERM OF AGREEMENT

     This Agreement shall commence November 1, 1991, and end on August 228, 2007, provided, however, that Licensee pays to Licensor minimum Royalty Payments of at least $12,000 for the first license year, at least $15,000 for each successive year.

     8.   MISCELLANEOUS.

     a. CHANGES. This Agreement may not be changed, modified or otherwise extended except by a written agreement signed by Licensor and Licensee.

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     b.   ASSIGNMENT, SUBLICENSING AND SUCCESSION. Licensee may not grant any sublicense without the prior written consent of Licensor and without Licensor's being a party to any negotiations with a prospective sublicensee. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their successors and their permitted assigns.

     c. NO PARTNERSHIP, JOINT VENTURE OR AGENCY. Nothing contained in this Agreement shall be construed to constitute the parties as continuing partners or joint venturers, or one as the agent of the other.

     d. ARBITRATION AND GOVERNING LAW. All disputes, differences and controversies, or any nature whatsoever, arising under or in connection with this Agreement shall be settled and finally determined by arbitration in the City of Buffalo, New York under the then existing Rules of the American Arbitration Association, provided, however, that any monetary dispute arising hereunder where the amount in controversy is $20,000.00 or less shall be heard before one (1) arbitrator. Judgment upon the award so rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     e. This Agreement cancels and supersedes all previous agreements between the parties, both verbal and written, and it embodies the entire understanding between the parties. There are no prior representations or warranties between the parties relating to the subject matter hereof, and this Agreement is executed and delivered upon the basis of this understanding.

     f. WAIVER. No waiver of any breach or failure to perform under this Agreement shall be binding upon the parties unless it is in writing, and such waiver shall be for one time only.

     This Agreement will be governed by and interpreted in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have duly execute this Agreement as of the day and year first above written.


                                       QRS MUSIC ROLLS, INC.


                                       By:
                                          ----------------------------------

                                       Title:
                                             -------------------------------



                                       MICRO-W DISTRIBUTING, INC.


                                       By:
                                          ----------------------------------

                                       Title:
                                             -------------------------------


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